CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated September 27, 2024, relating to the financial statements and financial highlights of Donoghue Forlines Innovation ETF, Donoghue Forlines Tactical High Yield ETF, and Donoghue Forlines Yield Enhanced Real Asset ETF, each series of TrimTabs ETF Trust, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Accounting and Legal Service Providers” in the Statement of Additional Information.

./s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania November 25, 2024

C O H E N & C O M P A N Y , L T D . 800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board